Exhibit 10.2

ANGEION CORPORATION

MUTUAL SEPARATION AND TRANSITION AGREEMENT

          THIS MUTUAL SEPARATION AND TRANSITION AGREEMENT (“Agreement”) is made and entered into by and between Angeion Corporation, a Minnesota corporation (“Company”) and Mr. Rodney A. Young (“you”) and will be effective as set forth below.

RECITALS

          WHEREAS, the Company and you entered into an Employment Agreement dated as of June 8, 2004 (“2004 Employment Agreement”) and a Change in Control Agreement dated July 6, 2004 (“2004 Change in Control Agreement”);

          WHEREAS, the Company and you entered into an Amended Employment Agreement dated as of October 31, 2007 (“2007 Amended Employment Agreement”) and an Amended Change in Control Agreement dated as of October 31, 2007 (“2007 Amended Change in Control Agreement” and with the 2007 Amended Employment Agreement, the “Employment Arrangements”), which superseded and replaced the 2004 Employment Agreement and 2004 Change in Control Agreement;

          WHEREAS, you are currently the President and Chief Executive Officer of the Company;

          WHEREAS, you and the Company mutually desire to end your employment with the Company and to cancel the Employment Arrangements (except as provided for herein) in exchange for the payments and benefits in accordance with the 2007 Amended Employment Agreement and as set forth in this Agreement; and

          WHEREAS, the Company desires to retain your services as a consultant to the Company and you are willing to provide these services to the Company;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

1.	Effective Date

This Agreement will become effective immediately upon execution by the parties. You will continue to perform your current duties as President and Chief Executive Officer of the Company until December 31, 2010 (the “Separation Date”) and on that date, your employment with the Company will end. As of that date you will cease to be President and Chief Executive Officer and will resign from any executive officer and fiduciary position with the Company or any of its subsidiaries, other than your position as a Director of the Company. During the period from now until the Separation Date, part of your duties will include facilitating an orderly transition of Chief Executive Officer responsibilities to your successor and provide such other services as may be reasonably requested by the Board related to this transition. Prior to the Separation Date, your employment with the Company will continue to be governed by the terms and conditions of the Employment Arrangements and the other policies of the Company then in effect.

2.	Employment Arrangements

The Company and you agree that, effective as of the Separation Date:

a.

The Employment Arrangements and any other written or verbal agreements between you and the Company, if any, are ended, and, and except as provided in this Agreement, are of no further force and effect.

b.

The following Sections of the 2007 Amended Employment Agreement will continue in full force and effect under this Agreement without limitation: Section 10, Property Rights, Confidentiality, Non-Solicit and Non-Compete; Section 11, Arbitration; Section 12, Injunctive/Declaratory Relief; Section 13, Surrender/Disposition of Records and Property; Section 14, Definitions and Section 15, General Provisions.

c.

With respect to the Employment Arrangements, you will only be entitled to the consideration set forth in Sections 3, 4, and 5 of this Agreement, and will no longer have any rights, except as expressly provided for in this Agreement.

3.	Payments and Benefits

You will be paid your Base Salary together with any accrued and unpaid Personal Time Off, including vacation time, (“PTO”) through the Separation Date. In full payment and satisfaction of the Company’s obligations under the Employment Arrangements, and as consideration for the General Release of claims set forth in Exhibit A of this Agreement, the Company will pay to you, before any tax withholding or other deductions:

a.

Base Salary Payment. $314,600, which is equal to 12 months of your current Base Salary (as defined by the 2007 Amended Employment Agreement). The Base Salary Payment will be made in 26 bi-weekly payments, beginning on or about January 15, 2011, in the gross amount of $12,100.00. This payment pursuant to your 2007 Amended Employment Agreement is in lieu of any other severance benefits under any other Company benefit plan to which you would otherwise be entitled.

b.

Bonus Payment. A lump sum equal to $180,000, which is in lieu of any bonus and incentive amounts that you would otherwise have been eligible to receive under the terms of the applicable Company bonus and incentive plans for (i) the fiscal year ending October 31, 2010 and (ii) the fiscal year ending October 31, 2011 through the Separation Date. The bonus payment approximates 57.3% of your salary and is in lieu of the payment you would have received under the Angeion Corporation 2010 Bonus Plan if the Company exceeded Target for both measures under that Plan. This lump sum payment will be made on February 1, 2011.

c.

Health Care and Life Insurance Coverage. You will be eligible to elect continued group health care coverage, as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, all applicable regulations (referred to collectively as “COBRA”) and applicable state continuation law. You will be eligible to elect continued life insurance coverage under applicable state law.

i.

Upon election of COBRA and as long as you maintain such COBRA coverage, the Company will continue to pay its share of the health care premiums for your family coverage, and you will be obligated to pay your share of the premiums associated with such coverage as if you were still actively employed by the Company. The Company will continue to pay its share of the life insurance continuation coverage for up to 18 months after the Separation Date.

ii.

If, during the 18-month period, you become employed by a third party and eligible for any health care coverage provided by that third party, the Company will not, thereafter, be obligated to continue to pay this amount.

iii.

If, after the 18-month period, you are not employed by a third party and are not eligible for any health care coverage provided by that third party, the Company will immediately pay to you a lump sum amount equal to 6 months of the Company portion of the premium cost for health insurance coverage. Other than this lump sum payment, you will be responsible for obtaining and paying the full cost of any health care coverage after the end of the 18-month period.

d.

Other Insurance. All other insurance and benefits provided by the Company, including but not limited to, Business Travel Accident Insurance, Accidental Death and Dismemberment Insurance and Short-Term and Long-Term Disability Insurance will terminate at midnight on the Separation Date.

e.

Stock Options and Restricted Stock Grants. All stock options awarded to you that have vested and are exercisable as of December 31, 2010 will continue to be exercisable in accordance with their respective terms and the terms of the Company’s 2007 Stock Incentive Plan. On the day after the Separation Date, all unvested restricted stock grants will terminate. Attached as Schedule 1 is a list of stock options and restricted stock grants held by you.

f.

Flexible Benefit Plan. Your participation in the Company’s Flexible Benefit Plan will end on December 31, 2010, but you may submit eligible claims for reimbursement under that Plan until February 28, 2011.

g.

Retirement Savings Plan. You will be entitled to a distribution from your account in the Company qualified Retirement Savings Plan and Trust. You will receive information and forms for this purpose from the Director of Human Resources within two weeks of the Separation Date.

The payments and benefits provided in this Section 3(a)-(c) will only be payable to you if you have executed the General Release of claims set forth in Exhibit A of this Agreement and have not rescinded the General Release during the recession period under applicable law. Notwithstanding anything herein to the contrary, the Company will have the right to reduce amounts payable to you or to recover amounts previously paid by the Company to you, whether pursuant to this Agreement or otherwise, to the extent required under any federal or state law or regulation regarding clawbacks of payments to certain executive officers, including but not limited to §954 of the Dodd-Frank Act.

4.	Indemnification

With respect to events that occurred during your tenure as an employee and Director of the Company, you will be entitled to the same rights that are afforded to the Company’s senior executive officers now or in the future, to indemnification and advancement of expenses pursuant to and in accordance with the charter documents of the Company and applicable law, and to coverage and legal defense under any applicable general liability or directors and officers liability policies maintained by the Company.

5.	Continuing Member of the Board of Directors

You will continue to serve as a non-employee member of the Company’s Board of Directors (“Board”) from January 1, 2011 until the Annual Meeting of Shareholders held in 2011. During that period of service on the Board, you will be eligible to receive and will be paid the same fees and awards as the other Directors are paid in accordance with the policies and procedures of the Company. The Board of Directors, or a nominating committee of the Board of Directors, intends to nominate you for election as a director at the 2011 Annual Meeting of Shareholders, but there is currently no agreement or understanding between you and the Company with respect to your continued service as a director after the 2012 Annual Meeting of Shareholders.

6.	Transitional Consulting

The Company and you agree to enter into a Consulting Agreement in the form attached hereto as Exhibit B, pursuant to which you will provide continued service to the Company as an independent consultant until June 30, 2012.

7.	General Provisions

a.	Amendments. This agreement may not be amended or modified except by a written agreement signed by both parties.

b.

Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this agreement will remain in full force and effect to the fullest extent permitted by law.

c.

Successors and Assigns. This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

d.	Arbitration. Any disputes arising under or in connection with this Agreement must be solved by final and binding arbitration as provided for in Section 11 of the 2007 Amended Employment Agreement.

e.

Tax Considerations. The benefits to be provided to you in connection with this Agreement may be subject to required withholding of federal, state and local income, excise and employment-related taxes. If payment or provision of any amount or other benefit that is in the reasonable good faith determination of the Company “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”) at the time otherwise specified in this Agreement or elsewhere would in the reasonable good faith determination of the Company subject that amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid an additional tax, then you agree that the payment or provision will be postponed to the earliest date on which the amount or benefit can be paid or provided in the reasonable good faith determination of the Company without incurring any such additional tax, but in no event later than six months and one day following the Separation Date. In the event of any such delay of any payment or benefit, the Company agrees that such payment or benefit will be accumulated and paid in a single lump sum on such earliest date, together with interest for the period of delay, compounded annually, equal to 120% of the federal short term rate under Section 1274(d) of the Code in effect on the date the payment should otherwise have been provided.

f.

Notices. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons or addresses as may be specified by written notice to the other party):

If to Angeion Corporation:

Angeion Corporation
Attention: Chairman of the Board of Directors
350 Oak Grove Parkway
Saint Paul, Minnesota 55127

If to you:

Mr. Rodney A. Young
XXXXXXXXXXXX
XXXXXXXXXXXX

g.

Entire Agreement. Except as expressly provided for in this Agreement, the Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes and terminates the Employment Arrangements and all other prior agreements with respect to the subject matter hereof.

h.

Governing Law. This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

          IN WITNESS WHEREOF, you and a duly authorized officer by and on behalf of the Company have executed this Agreement as of the dates set forth below.

ANGEION CORPORATION

By: /s/ Mark W. Sheffert	/s/ Rodney A. Young
Its Chairman	Rodney A. Young

Date: November 15, 2010	Date: November 15, 2010

Mutual Separation and Transition Agreement - Schedule 1

RODNEY A. YOUNG

STOCK OPTIONS

Date Issued	Price	Number Granted	Number Exercised	Unexercised, Vested Options	Expiration Date to Exercise Vested Options	Unvested Options Terminating as of December 31, 2010
7/6/2004	$6.23	24,000	0	24,000	3/31/2011	0
7/6/2004	$7.79	33,000	0	33,000	3/31/2011	0
9/15/2005	$2.53	39,500	15,000	24,500	3/31/2011	0
9/15/2005	$2.53	10,500	0	10,500	3/31/2011	0
5/25/2006	$5.08	12,000	0	12,000	3/31/2011	0
10/31/2007	$7.86	1,833	0	1,833	3/31/2011	0
10/31/2007	$7.86	38,167	0	38,167	3/31/2011	0

				144,000

RESTRICTED STOCK GRANTS

Date Issued		Number Granted	Already Vested	Unvested Restricted Stock Grants Terminating as of December 31, 2010
8/28/2008		26,667	17,778	8,889
6/3/2009		33,333	11,111	22,222

				31,111

Exhibit A

GENERAL RELEASE OF CLAIMS

          THIS GENERAL RELEASE OF CLAIMS (“General Release”) is made and entered into by and between Angeion Corporation, a Minnesota Corporation (“Company”) and Mr. Rodney A. Young (“you”) and will be effective as set forth below.

          WHEREAS, the Company and you entered into an Employment Agreement dated as of June 8, 2004 (“2004 Employment Agreement”) and a Change in Control Agreement dated July 6, 2004 (“2004 Change in Control Agreement”);

          WHEREAS, the Company and you entered into an Amended Employment Agreement dated as of October 31, 2007 (“2007 Amended Employment Agreement”) and an Amended Change in Control Agreement dated as of October 31, 2007 (“2007 Amended Change in Control Agreement” and with the 2007 Amended Employment Agreement, the “Employment Arrangements”), which superseded and replaced the 2004 Employment Agreement and 2004 Change in Control Agreement;

          WHEREAS, the Company and you entered into the Mutual Separation and Transition Agreement, effective December 31, 2010 (“Mutual Agreement” and with the 2007 Amended Employment Agreement and the 2007 Amended Change in Control Agreement, the “Agreements”);

          WHEREAS, under the terms of the Mutual Agreement, which you agree are fair and reasonable, you agreed to enter into this General Release;

          NOW, THEREFORE, in consideration of the provisions and the mutual covenants contained herein and in the Agreements, the parties agree as follows:

          1.               General Release of the Company. You settle and waive any and all claims you have or may have against the Company, its subsidiaries, affiliates, and related companies, and its current or former directors, officers, attorneys, insurers, employees, contractors, and agents (collectively, the “Released Parties”) for any act or omission that has occurred up through the date of execution of this General Release, including but not limited to, any and all claims resulting from the Company’s hiring of you, your employment with the Company or the cessation of your employment with the Company.

          For the consideration expressed herein, you understand that while you retain the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission (“EEOC”) or the Minnesota Department of Human Rights (“MDHR”), you hereby release and discharge the General Released Parties from all liability for damages, affirmative or equitable relief, judgments, or attorneys’ fees whether brought by you or on your behalf by any other party, governmental or otherwise. Aside from the EEOC or MDHR, as discussed above, you agree not to institute any claim for damages, affirmative or equitable relief, judgments, or attorneys’ fees, nor authorize or assist any other party, to recover damages, affirmative or equitable relief, judgments, or attorneys’ fees on your behalf via administrative or legal proceedings against the Released Parties. You do hereby release and discharge the Released Parties from any and all statutory claims, including, but not limited to, any claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act (including The Older Worker Benefit Protection Act), 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Minnesota Human Rights Act, Minn. Stat. §363.01 et seq.; Minn. Stat. §181.81 and any other federal or state constitutions; federal, state or local statute, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of your execution of this General Release.

Exhibit A

          This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: breach of contract (including but not limited to any claims that you may have under the Agreements), tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals, or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; unpaid wages (including but not limited to any claims for bonuses, severance and vacation pay) and any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys’ fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other common law claims.

          It is a further condition of the consideration hereof and is your intention in executing this General Release that the same will be effective as a bar as to each and every claim, demand and cause of action herein above specified. You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this settlement. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. You acknowledge that you understand the significance and consequence of such release and specific waiver.

          You do not waive any claims that you may have which arise out of facts or events that occur after the date on which you sign this General Release, claims for indemnification, if applicable, or for compensation and benefits to which you are eligible under the Agreements.

          Notwithstanding any of the forgoing provisions, this General Release does not apply to and does not modify, expand or reduce any obligation of the Company to indemnify you from any claims arising out of the performance of your services as an employee or officer of the Company to the fullest extent provided by applicable law and under the Company’s by-laws, if broader than applicable law. Nothing herein is intended to expand, reduce or limit the Company’s obligations to provide the benefit of insurance coverage maintained by the Company (including D&O coverage) for you in connection with claims based on actions or omissions of you during the period of your employment with the Company.

Exhibit A

          2.               Rescission. You have been informed of your right to rescind this General Release by written notice to the Company within 15 calendar days after you execute this General Release. You have been informed and understands that any such rescission must be in writing and delivered to the Company by hand, or sent by mail within the 15-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested, to Angeion Corporation, Attention: Chairman of the Board of Directors, 350 Oak Grove Parkway, St. Paul, MN 55127. If you rescind this General Release, the Company will have no obligations under the Agreements to you or to anyone whose rights derive from you.

          3.               Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by you for a period of 21 days from receipt, during which time you may consider whether or not to accept this General Release. You agree that changes to this General Release, whether material or immaterial, will not restart this acceptance period. You are hereby advised to seek the advice of an attorney regarding this General Release.

          4.               General Release by the Company. The Company settles, releases, and waives any and all claims it has or may have against you for any act or omission that has occurred up through the date of execution of this General Release, including but not limited to any relating to or arising out of your employment with the Company or your service as an officer or director of the Company, or in any other capacity with the Company. This is a release of all claims, whether based on contract, tort, federal, state, or local statute or regulation or upon any other theory. It is further a release of all claims for relief, including but not limited to all claims for compensatory, punitive, liquidated, and all other damages, penalties, attorneys’ fees, costs or disbursements and all other equitable and legal relief that could be awarded in connection with these or any other claims.

          It is a further condition of the consideration hereof and is the Company’s intention in executing this General Release that the same will be effective as a bar as to each and every claim, demand and cause of action herein above specified. The Company acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this settlement. Nevertheless, the Company hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The Company acknowledges that it understands the significance and consequence of such release and specific waiver.

          The Company does not waive any claims that it may have that arise out of facts or events that occur after the date on which it signs this General Release, including specifically claims for breach of your post termination obligations under your Agreements. Notwithstanding anything herein to the contrary, the Company does not waive any right to reduce amounts payable to you or to recover amounts previously paid by the Company to you, whether pursuant to this Agreement or otherwise, to the extent required under any federal or state law or regulation regarding clawbacks of payments to certain executive officers, including but not limited to §954 of the Dodd-Frank Act.

Exhibit A

          5.               Representation By You. You represent and warrant that you have not engaged in any activity which would constitute willful misconduct conduct including, but not limited to, fraud, knowing material misrepresentation, or knowing violation of any federal, state or local law. In executing this General Release, the Company has relied on the representations by you in this Paragraph 5. These representations are material terms of this General Release. YOU HEREBY ACKNOWLEDGE AND STATE THAT YOU HAVE READ THIS GENERAL RELEASE. YOU FURTHER REPRESENT THAT THIS GENERAL RELEASE IS WRITTEN IN LANGUAGE WHICH IS UNDERSTANDABLE TO YOU, THAT YOU FULLY APPRECIATE THE MEANING OF ITS TERMS, AND THAT YOU ENTER INTO THIS GENERAL RELEASE FREELY AND VOLUNTARILY.

          6.               Governing Law. The parties agree that Minnesota law will govern the construction and interpretation of this General Release.

          IN WITNESS WHEREOF, the parties have authorized, executed, and delivered this General Release.

THE ANGEION CORPORATION

By:
	Mark W. Sheffert, Chairman	Rodney A. Young

Date: As of December 31, 2010		Date: As of December 31, 2010

Exhibit B

See Exhibit 10.3 of this Form 8-K for Exhibit B to the Mutual Separation and Transition Agreement